UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K EQUIVALENT - Informational

CURRENT REPORT

March 7, 2006

Date of Report (Date of Earliest Event Reported)

AMERICAN ROCK SALT COMPANY LLC

(Exact Name of Registrant as Specified in Charter)

New York	N/A	16-1516458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3846 Retsof Road, Retsof, New York	14539
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (585) 243-9510 ext. 1164

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K Equivalent is only being filed for informational purposes pursuant to the Indenture governing

American Rock Salt Company LLC’s 9 1/2% Senior Secured Notes due 2014.

SECTION 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On March 7, 2006, American Rock Salt Company LLC (“American Rock”) entered into an Amended and Restated Credit Agreement, by and among American Rock, the financial institutions from time to time party thereto, and Manufacturers and Traders Trust Company as arranger, as agent, as collateral agent and as issuer of certain letters of credit pursuant thereto (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement supercedes and replaces the Credit Agreement by and among American Rock, the financial institutions from time to time party thereto, and Manufacturers and Traders Trust Company as administrative agent, as collateral agent and as issuer of certain letters of credit pursuant thereto dated March 17, 2004, as amended (the “Existing Credit Agreement”). The Amended and Restated Credit Agreement provides for an aggregate financing of up to $62.1 million, initially consisting of an approximately $24.0 million term loan facility and a $30.0 million working capital facility.

Among other changes, the Amended and Restated Credit Agreement (a) reduces the margin that is added on to the LIBOR and Prime Rate based loans in accordance with a schedule set forth in the Amended and Restated Credit Agreement; (b) extends the maturity of the revolving credit facility until 2011 (with a possible further extension under certain circumstances) and the maturity of the term loan facility until 2014; (c) provides that the term loan will generally be amortized over a period of 10 years, payable over a schedule set forth in the Amended and Restated Credit Agreement; (d) adjusts the borrowing base formula under the working capital facility to remove borrowing base sub-limits on eligible inventory, remove required reserves against the total borrowing base, and to provide for a base amount of $3.0 million, to which the previously agreed percentages of acceptable inventory and receivables are added; (e) reduces certain fees payable by American Rock; (f) eliminates the annual excess cash flow payment requirement; (g) permits American Rock to purchase and hold its senior secured notes; and (h) permits American Rock to issue senior secured notes and make extraordinary distributions from the proceeds of any such future issuance of senior secured notes under its existing indenture, including certain indenture modifications which may be required to effectuate such issuance and distribution. In addition, several of the restrictive provisions in the Existing Credit Agreement were eliminated and/or modified to afford American Rock greater financial and operating flexibility than was provided under the existing facility.

The description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the text of that document, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

SECTION 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SECTION 7 – Regulation FD

Item 7.01 – Regulation FD Disclosure

On February 27, 2006, American Rock reached a settlement agreement regarding claims against third-party defendants Willis Corroon Corporation of Missouri, Willis Limited and Willis Faber and Dumas (collectively, “Willis”) in connection with a lawsuit pending in the U.S. District Court for the Western District of New York between American Rock, Frontier-Kemper Constructors, Inc., Flatiron Constructors, Inc. (formerly known as Flatiron Constructors, LLC, and also known as Flatiron Structures LLC), Jointly and Severally and d/b/a Frontier-Kemper/Flatiron Joint Venture (collectively “FK/F”), Travelers Casualty and Surety Company of America and Liberty Mutual Insurance Company. American Rock previously reached a settlement agreement with FK/F on June 30, 2005, and has also agreed in principle to the settlement of all claims between American Rock and third-

party defendant Lloyd’s at London, Sponsoring Syndicates, with final negotiation and execution of settlement documents pending. Under the settlement agreement with Willis, the parties have agreed to dismiss all claims and counterclaims. All of the settled claims will be dismissed with prejudice. The net proceeds of the settlement with Willis received by American Rock will be distributed to its members.

American Rock also intends to make an additional distribution to its members in the near future based upon its fiscal 2005 earnings.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Amended and Restated Credit Agreement by and among American Rock Salt Company LLC, the financial institutions from time to time party thereto, and Manufacturers and Traders Trust Company as arranger, as agent, as collateral agent and as issuer of certain letters of credit pursuant thereto

SIGNATURES

The registrant has duly caused this Report on Form 8-K Equivalent to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ROCK SALT COMPANY LLC (Registrant)

By:	/s/ Raymond R. Martel
Name:	Raymond R. Martel
Title:	Chief Financial Officer
(Principal Financial Officer)

Dated: March 7, 2006

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
Exhibit 10.1	Amended and Restated Credit Agreement by and among American Rock Salt Company LLC, the financial institutions from time to time party thereto, and Manufacturers and Traders Trust Company as arranger, as agent, as collateral agent and as issuer of certain letters of credit pursuant thereto